Exhibit 99.1

Hawthorn Bancshares Announces Results of 2024 Annual Meeting
Jefferson City, MO. — June 7, 2024 — The Board of Directors of Hawthorn Bancshares, Inc. of Jefferson City, MO (NASDAQ: HWBK) announced that at the Company’s June 4, 2024 Annual Meeting of Shareholders, Frank E. Burkhead, Brent M. Giles, Jonathan L. States and Gus S. Wetzel, III were re-elected as Class II directors to serve three-year terms expiring 2027.
Mr. Burkhead has served as director of Hawthorn Bancshares since 2014 and is currently co-owner of Burkhead & Associates, LLC and owner of Burkhead Wealth Management. Mr. Giles has served as director and Chief Executive Officer of Hawthorn Bancshares since 2023. Mr. States has served as director of Hawthorn Bancshares since 2022 and is currently a member/owner of Little Dixie Construction. Mr. Wetzel has served as director of Hawthorn Bancshares since 2018 and is currently an owner of Meadows Contracting, LLC and Meadows Development Company.
Other members of the 12-member Board include Gregg A. Bexten, Kathleen L. Bruegenhemke, Douglas T. Eden, Philip D. Freeman, Shawna M. Hettinger, Jonathan D. Holtaway, Kevin L. Riley and David T. Turner. The Company’s advisory directorate is composed of Charles G. Dudenhoeffer and Dr. Gus S. Wetzel, II.
Shareholders approved ratification of the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and the shareholder advisory vote on executive pay.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville and California, Missouri.

Contact:	Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.